Exhibit 10.1

Notice of Restrictive Covenant

    This notice is to advise you that Healthpeak Properties, Inc. (the “Company”) is, contemporaneously with this notice, providing you with a Retirement and Release Agreement containing a covenant that could restrict your options for subsequent employment following separation from Company, in that you will be prohibited, for one year after the later of your Separation Date and the Consulting Term End Date, from using, disclosing, misappropriating, or otherwise leveraging the Company’s trade secrets to solicit the Company’s customers, potential customers, suppliers, or vendors. This covenant is contained in Sections 7(b) and 7(c) of the Retirement and Release Agreement.

Acknowledged:     /s/ Thomas M. Klaritch____
            Thomas M. Klaritch

Date:             January 31, 2025
    1

RETIREMENT AND RELEASE AGREEMENT
This Retirement and Release Agreement (this “Agreement”) is entered into this 3rd day of February 2025, by and between Thomas M. Klaritch, an individual (“Executive”), and Healthpeak Properties, Inc., a Maryland corporation (the “Company”). This Agreement will become effective 14 calendar days after the date on which this Agreement is fully executed (the “Effective Date”).
WHEREAS, Executive has been employed by the Company; and
WHEREAS, Executive’s employment by the Company is terminating and, in connection therewith, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to provide retirement benefits (conditioned upon this Agreement) under and pursuant to the Company’s Retirement Policy (the “Retirement Policy”), Executive and the Company agree as follows:
1.Separation Date. Pursuant to the terms of the Retirement Policy, on January 31, 2025, Executive provided notice of his intent to terminate employment due to a Qualifying Retirement, as such term is defined in the Retirement Policy. In accordance with the Retirement Policy, Executive’s last day of employment will be September 30, 2025 (the “Separation Date”), unless the Company subsequently waives Executive’s obligation pursuant to the Retirement Policy to continue in employment during the six-month advance written notice period required by the Retirement Policy.
Executive is required to return to the Company on or before the Separation Date, all Company files, records, credit cards, keys, equipment, and any other Company property or documents maintained or used by Executive or which are otherwise in Executive’s possession or control (other than equipment, files, keys, etc. that Executive may require for use as a consultant of the Company pursuant to Section 6, after which time, Executive shall return all such property to the Company). By signing this Agreement, Executive represents that Executive has done or will do so within seven (7) days of following Executive’s last day of service to the Company. Executive hereby resigns all position(s) with the Company and any of its affiliates and subsidiaries effective as of the Separation Date, unless provided for sooner in a separate written agreement by Executive. Executive acknowledges and agrees that Executive is relieved of all responsibilities and duties relating to Executive’s position with the Company as Chief Operating Officer effective as of March 1, 2025, but further agrees to cooperate and provide assistance to the Company through the Separation Date as needed to affect an orderly transition of responsibilities and duties. Executive acknowledges and agrees that such termination of employment, and such relief of responsibilities and duties prior to such termination of employment, will not constitute an involuntary termination of Executive’s employment by the Company without “Cause” or resignation by the Executive for “Good Reason,” in each case under the Company’s Executive Severance Plan or Change in Control Executive Severance Plan (together, the “Severance Plans”), and by signing this Agreement, Executive expressly waives any and all right to seek recourse, remedy and/or payments or benefits under the Severance Plans.
2.Retirement Benefits. In reliance on such voluntary representations and in exchange for the releases and promises of Executive set forth in this Agreement the Company will provide Executive with the additional pay and benefits set forth on Schedule 1 hereto; and in exchange for Executive timely executing an additional release of claims containing the substance of Section 3 below on the Separation Date, but not before the Separation Date, the Company will engage Executive as a consultant pursuant to the terms set forth in Section 6. By signing this Agreement, Executive agrees that Executive shall not be entitled any other payments or benefits following the Separation Date except as provided in Section 6 and as set forth on Schedule 1 hereto.
3.Release.
Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company, its successors and assigns, and each of its and their past, present and future parents, owners, subsidiaries, affiliates, divisions, trustees, directors, officers, members, principals, managers, partners, agents, attorneys, insurers, reinsurers, sureties, subrogees, employees, stockholders, representatives, creditors, liquidators, lienholders, associates, administrators, beneficiaries, heirs, and any other related persons or entities, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date Executive signs this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; Section 806 of the Sarbanes-Oxley Act; the Dodd-Frank Act; the Colorado Anti-Discrimination Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including but not limited to sections 4558 and 6310); the Tennessee Human Rights Act; the Tennessee Disability Act; and the Tennessee Public Protection Act; the Persons with Disabilities Civil Rights Act; the Payment of Wages and Fringe Benefits Act; the Elliott-Larsen Civil Rights Act; the Whistleblowers’ Protection Act; the Michigan Occupational Safety and Health Act; the Bullard-Plawecki Employee Right to Know Act; the Social Security Number Privacy Act; the Sales Representatives Commission Act; the Internet Privacy Protection Act; or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, including any claim under California Labor Code 2802; provided however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing: (a) any obligation created by or arising out of the Retirement Policy for which receipt or satisfaction has not been acknowledged; (b) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (c) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company, as each may be amended from time to time (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (d) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (e)

any rights to continued medical, dental or vision coverage that Executive may have under COBRA; (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (g) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits to which he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Executive warrants that Executive is not a Medicare beneficiary as of the date of Executive’s execution of this Agreement and therefore no conditional payments have been made by Medicare. Executive will indemnify, defend and hold the Releasees harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown. This settlement is based upon a good faith determination of the parties to resolve a disputed claim. The parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The parties resolved this matter in compliance with both state and federal law.
To extent permitted by law, Executive, represents and agrees that he has not and will not file or initiate any legal proceedings, complaints or charges of any kind to the extent released herein with any court or governmental or administrative agency against any one or more of the Releasees, relating to Executive’s employment or positions with the Company, and that Executive will not participate in nor accept any monies from any such action in his individual capacity or as part of a representative or class action. The Company and the other Releasees shall be entitled to plead this Agreement as a complete defense to any claim or entitlement relating to Executive’s employment or positions with the Company which hereafter may be asserted by Executive or other parties acting on his behalf in any suit or claim against the Company or any other Releasee. Executive understands that nothing in this Agreement precludes him from filing a charge with or participating in an investigation by the Equal Employment Opportunity Commission or any Federal, state, or administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.
4.Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately 43.5 days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date Executive signs this Agreement.
5.Waiver of Unknown and Unsuspected Claims. It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code (“Section 1542”), as well as any other similar statute or common law doctrine that may apply, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he understands the significance and consequences of such release and such specific waiver of Section 1542 and any similar applicable statute or doctrine of law.
6.     ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement and in exchange for the benefits and payments provided to Executive under the Retirement Policy and in accordance with the Older Workers Benefit Protection Plan, Executive is knowingly waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)In return for this Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;
(b)Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
(d)Executive was given a copy of this Agreement on January 31, 2025 and informed that he had 45 days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 45-day period, he should execute the Endorsement attached hereto;
(e)Executive was informed that he has seven (7) days following the date Executive signs this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day (7) revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement;
(f)Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
7.No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. Each of the Releasees agrees that it has not assigned or transferred any claims released hereunder.
8.Consulting. Executive and the Company agree that for the period commencing on the day immediately following the Separation Date and ending on December 31, 2025, or such other date as mutually agreed to by Executive and the Company in accordance with this paragraph 6 (the “Consulting

Term”), Executive shall provide non-exclusive consulting services to the Company on the following terms and conditions:
(a)    Executive will be available to consult with the Company on an as-needed basis on matters familiar to him, including but not limited to, transition of matters to Company personnel.
(b)    Subject to Executive’s compliance with this Agreement, including during the Consulting Term, the Company will pay Executive the monthly consulting fee set forth in Schedule 1 (the “Consulting Fee”), to be paid during the last week of each calendar month following the Separation Date and ending on the last day of the Consulting Term (the “Consulting Term End Date”). In the event that Executive engages in activity that violates the restrictive covenants set forth in paragraph 7, the Consulting Term End Date shall be the date that Executive commences such activity and Executive shall cease receiving payment of the Consulting Fee other than for any unpaid portion of the Consulting Fee for the then-current month. Executive and the Company may mutually agree in writing to shorten or extend the Consulting Term.
(c)    Executive agrees that, during the Consulting Term, he is retained solely as an independent contractor to the Company. Executive agrees during the Consulting Term (i) that he is not, and will not claim or represent himself to be, an employee or agent of the Company, (ii) that he has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and (iii) that he will not represent to any person or entity that he has any such authority. Executive agrees that he will continue to be subject to applicable insider trading and other securities laws, to the extent applicable.
(d)    Executive shall be solely responsible for all taxes owed on any payments payable under this paragraph 6. If Executive believes that any payment owed under this paragraph 6 has not been properly paid to him, he shall advise the Company’s General Counsel in writing, and the Company shall have fifteen (15) days to correct any non-payment.
(e)    The Company acknowledges and agrees that Executive’s provision of consulting services during the Consulting Term constitute continued services for purposes of his outstanding and unvested equity awards pursuant to the Company’s performance incentive plans and Retirement Policy, and the Consulting Term End Date shall constitute the “severance date” for purposes of such awards.
9.Covenants. Executive by executing this Agreement expressly agrees to each of the provisions of this Section 7 and acknowledges that the provisions of Section 7 do not impose an economic hardship on Executive and have been supported by adequate consideration from the Company:
(a)Confidentiality. Executive shall not at any time directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 7(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement. On or before the Separation Date, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) will be returned to the Company and will not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (x) was publicly known at the time it was disclosed to the Executive, (y) becomes publicly known or available thereafter other than by any means in violation of the Retirement Policy or any other duty owed to the Company by any person or entity, or (z) is lawfully disclosed to the Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the suppliers, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier lists or customer lists, of the Company and its affiliates (collectively, the “Company Group”). Notwithstanding anything set forth in this Agreement to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.
(b)Noncompetition. Executive acknowledges that the nature of the Company Group’s business and the Executive’s position with the Company is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company Group during the 12 months following the termination of the Executive’s employment with the Company, it would not be possible, or would be very difficult, for the Executive not to rely on or use the Company Group’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company Group’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and to protect the Company Group’s legitimate business interests, including the Company Group’s relationships and goodwill with customers, for a period of 12 months after the later of the Separation Date and the Consulting Term End Date (the “Restricted Period”), the Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business anywhere in the United States and Mexico (the “Restricted Area”) that competes with any member of the Company Group in the healthcare real estate acquisition, development, management, investment or financing industry (a “Competing Business”); provided, that the Executive may purchase and hold only for investment purposes less than two percent of the shares of any corporation in competition with the Company Group whose shares are regularly traded on a national securities exchange. Notwithstanding the preceding sentence, in the event Executive accepts employment with or provides services to a business (the “Service Recipient”) that is affiliated with another business that engages in a Competing Business or which derives a de minimis portion of its gross revenues from Competing Businesses, the Executive’s employment by or service to the Service Recipient shall not constitute a breach by Executive of his obligations pursuant to this Section 7(b) so long as each of the following conditions is satisfied at all times during the Restricted Period and while the Executive is employed by or providing service to the Service Recipient: (i) no more than 10% of the gross revenues of the Service Recipient are derived from Competing Businesses; (ii) no more than 10% of the gross revenues of the Service Recipient and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such Service Recipient, together on a consolidated basis, are derived from Competing Businesses; and (iii) in the course of the Executive’s services for the Service Recipient, a material portion (no more than 10%) of the Executive’s services are not directly involved in or responsible for any Competing Business. The foregoing covenants in this Section 7(b) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any payments from the Company. The foregoing provision shall not apply to any Executive who was employed by the

Company in California (or, if applicable, another jurisdiction which specifically and explicitly prohibits the legal enforcement of the foregoing provision) on the termination date.
(c)Non-Solicitation of Employees. During the Restricted Period, Executive shall not directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company Group whose annual rate of compensation is then $50,000 or more or cause any such Company Group employee or contractor to leave his employment or engagement with the Company Group either for employment with the Executive or for any other entity or person. The foregoing covenants in this Section 7(c) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any payments from the Company.
(d)Non-Solicitation of Customers. During the Restricted Period, Executive shall not directly or indirectly influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group to any Competing Business, and each Executive agrees not to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any member of the Company Group and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors. The foregoing covenants in this Section 7(d) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any payments from the Company.
(e)Non-Disparagement. Executive and the Company shall use reasonable efforts to refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees, and each party agrees not to encourage others to make any such statements.
(f)Understanding of Covenants. Executive, by accepting participation in, and benefits arising under, the Retirement Policy represents as follows: the Executive (i) is familiar with the foregoing covenants set forth in this Section 7, (ii) is fully aware of the Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and, if applicable, geographic coverage of the foregoing covenants set forth in this Section 7, (iv) agrees that the Company Group currently conducts business throughout the Restricted Area and (v) agrees that such covenants are necessary to protect the Company Group’s confidential and proprietary information, goodwill, stable workforce, and customer relations.
(g)Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 7 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the Executive’s obligations and the rights and remedies of the Company under this Section 7 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

(h)Cooperation. Executive shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Executive’s employment by the Company, and the Executive shall reasonably cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which the Executive was employed by the Company or relating to matters of which the Executive had or should have had knowledge or information. Further, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies related to the Executive’s period of employment and will provide the Company with notice of any subpoena or other request for such information or testimony.
10.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
11.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
12.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF COLORADO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF TENNESSEE, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
13.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
14.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Retirement Policy.
16.Arbitration.
(a)The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Agreement that the Company may have against the Executive, or that the Executive may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the terms of this Section 14 rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(b)Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Denver, Colorado, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of applicable law as the exclusive remedy of such dispute.
(c)The Arbitrator shall interpret the Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. Except as provided in Section 14(d), the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Agreement, including but not limited to, any claim that all or any part of the Agreement is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.
(d)Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
(e)The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

17.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
18.     Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so. Each party shall bear its own costs and attorneys' fees incurred in negotiating and preparing this Agreement.
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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this 3rd day of February 2025.
Executive

/s/ Thomas M. Klaritch
Print Name:    Thomas M. Klaritch

HEALTHPEAK PROPERTIES, INC.,
a Maryland corporation

By: /s/ Scott M. Brinker
Name: Scott M. Brinker
Title: President and Chief Executive Officer

ENDORSEMENT
I, Thomas M. Klaritch, hereby acknowledge that I was given 45 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 45-day period.
I declare under penalty of perjury under the laws of the United States and the State of Tennessee that the foregoing is true and correct.
EXECUTED this 11th day of February 2025.

/s/ Thomas M. Klaritch

Print Name: Thomas M. Klaritch

RESIGNATION

I, Thomas M. Klaritch, hereby resign, effective as of March 1, 2025, as an officer of Healthpeak Properties, Inc., as well as each subsidiary of Healthpeak Properties, Inc. in which I was appointed as an officer (understanding my employment will continue with Healthpeak Properties, Inc. through and including September 30, 2025).

/s/ Thomas M. Klaritch
Thomas M. Klaritch

SCHEDULE 1
RETIREMENT BENEFITS
Cash Benefits

Prorated Cash Bonus in Year of Separation	$1,038,476 Payable within 14 days following the Separation Date
Cash in Lieu of Continued Healthcare Coverage	$5,542
Monthly Consulting Fee (Aggregate Fee if all monthly fees earned)	Monthly: $50,000 Aggregate: $150,000
Total Cash Payable	$1,194,018

Vesting of Retentive Equity Awards Under Retirement Policy
(Fully vested once minimum one-year performance hurdle is satisfied)

2023 Retentive (Unvested)	8,958 units
2024 Retentive (Unvested)	27,196 units
2025 Retentive (Unvested)	Number of units = Retentive target opportunity ($1,750,000 * 40%) divided by the closing stock price on the grant date, prorated based on service through the September 30, 2025 Separation Date

Vesting of Performance-Based Equity Awards Under Retirement Policy
(Vesting based on actual performance prorated based on number of days worked during performance period, including consultancy)

2023 Performance-Based (Unvested)	100,773 units (granted at maximum, subject to adjustment based on performance)
2024 Performance-Based (Unvested)	152,978 units (granted at maximum, subject to adjustment based on performance)
2025 Performance-Based (Unvested)
Number of units = Performance-based target opportunity ($1,750,000 * 60%) divided by the closing stock price on the grant date, prorated based on service through the September 30, 2025 Separation Date (granted at maximum, subject to adjustment based on performance)